Exhibit 5.1

January 25, 2018

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Ladies and Gentlemen:

We have acted as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (the “Parent”), and the Company’s subsidiaries listed on Schedule I hereto (together with the Parent, the “Guarantors”) in connection with the Registration Statement on Form S-3 (File No. 333-210920), as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 (as so amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of $1,000,000,000 in aggregate principal amount of the Company’s 4.500% Senior Notes due 2026 (the “2026 Debt Securities” and the guarantees by the Guarantors thereof (the “2026 Debt Securities Guarantees”) and $1,500,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2028 (the “2028 Debt Securities”, and together with the 2026 Debt Securities, the “Debt Securities”) and the guarantees by the Guarantors thereof (the “2028 Debt Securities Guarantees” and, together with the 2026 Debt Securities Guarantees, the “Debt Securities Guarantees”). The Debt Securities and the Debt Securities Guarantees are being offered and sold in a public offering pursuant to an underwriting agreement dated January 22, 2018 by and among the Company, the Guarantors and Deutsche Bank Securities Inc., Barclays Capital Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (the “Underwriting Agreement”).

The Debt Securities and the Debt Securities Guarantees have been issued pursuant to an indenture, dated as of April 28, 2013 (the “Base Indenture”), among the Company, the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as heretofore supplemented, and as further supplemented by the Thirty-Second Supplemental Indenture, dated as of January 25, 2018 (the “Thirty-Second Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2026 Debt Securities and the 2026 Debt Securities Guarantees and as further supplemented by the Thirty-Third Supplemental Indenture, dated as of January 25, 2018 (the “Thirty-Third Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2028 Debt Securities and the 2028 Debt Securities Guarantees (the Base Indenture, as heretofore supplemented and as further supplemented by the Thirty-Second Supplemental Indenture and the Thirty-Third Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a) the Underwriting Agreement;

(b) the Base Indenture;

(c) the Thirty-Second Supplemental Indenture;

(d) the Thirty-Third Supplemental Indenture;

(e) the Debt Securities; and

(f) the notations of guarantee evidencing the Debt Securities Guarantees.

The documents referred to in items (a) through (f) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties in the Documents, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the Documents (other than as expressly addressed in the opinions below as to the Company and the Guarantors) (x) are validly existing and in good standing under the laws of their respective jurisdictions of organization and (y) have the power and authority to enter into and perform such Documents and to consummate the transactions contemplated thereby, (ii) the Documents have been duly authorized, executed and delivered by, and constitute valid and binding obligations of such parties (other than as expressly addressed in the opinions below as to the Company and the Guarantors), enforceable against such parties in accordance with their terms, (iii) all such parties will comply with all of their obligations under the Documents and all laws applicable thereto, (iv) the Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Documents and (v) the Debt Securities and the notations of guarantee evidencing the Debt Securities Guarantees conform to the specimens thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Debt Securities Guarantees constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i) relating to indemnification, contribution or exculpation;

(ii) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii) related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York or (III) any waiver of right to trial by jury;

(iv) specifying that provisions thereof may be waived only in writing;

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi) which may be construed to be in the nature of a penalty;

(vii) specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(viii) relating to payment of late charges, interests (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; and

(ix) requiring that any unearned portion of the Debt Securities issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates or interest legally chargeable or collectible.

We express no opinion as to any agreement, instrument or other document (including any agreement, instrument or other document referred to, or incorporated by reference in, the Documents) other than the Documents.

The opinion set forth above is subject to the following qualifications:

(A) The opinion is subject to:

(i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(B) Provisions in the Debt Securities Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinion expressed herein is limited to the laws of the State of New York and to the extent relevant, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to its incorporation by reference into the Registration Statement and to references to this firm under the caption “Legal Matters” in the prospectus supplements related to the Debt Securities and the Debt Securities Guarantees. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule I

Name	Jurisdiction of Incorporation or Formation
IBSV LLC	Delaware
Iowa Wireless Services, LLC	Delaware
Iowa Wireless Services Holding Corporation	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Networks California, LLC	Delaware
MetroPCS Networks Florida, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
Powertel Memphis Licenses, Inc.	Delaware
Powertel/Memphis, Inc.	Delaware
SunCom Wireless Holdings, Inc.	Delaware
SunCom Wireless Investment Company LLC	Delaware
SunCom Wireless License Company, LLC	Delaware
SunCom Wireless Management Company, Inc.	Delaware
SunCom Wireless Operating Company, L.L.C.	Delaware
SunCom Wireless Property Company, L.L.C.	Delaware
SunCom Wireless, Inc.	Delaware
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile Leasing LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile PCS Holdings LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources Corporation	Delaware
T-Mobile South LLC	Delaware
T-Mobile Subsidiary IV Corporation	Delaware
T-Mobile US, Inc.	Delaware

T-Mobile West LLC	Delaware
Triton PCS Finance Company, Inc.	Delaware
Triton PCS Holdings Company L.L.C.	Delaware
VoiceStream PCS I Iowa Corporation	Delaware